UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-129151

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-137184

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-145667

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-183181

UNDER

THE SECURITIES ACT OF 1933

MULTI-COLOR CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	03-1125853
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4053 Clough Woods Drive Batavia, Ohio	45103
(Address of principal executive office)	(Zip Code)

Multi-Color Corporation 401(k) Savings Plan

Multi-Color Corporation 2006 Director Equity Compensation Plan

Multi-Color Corporation 2003 Stock Incentive Plan

Multi-Color Corporation 2012 Stock Incentive Plan

(Full Titles of the Plans)

F. Mark Reuter

Keating Muething & Klekamp PLL

One East Fourth Street, Suite 1400

Cincinnati, Ohio 45202

(Name and address of agent for service)

(513) 579-6469

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following registration statements of Multi-Color Corporation, an Ohio corporation (the “Registrant”), on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-129151 registering 500,000 shares of common stock, no par value per share (“Common Stock”) reserved for issuance under the Multi-Color Corporation 401(k) Savings Plan.

•	Registration Statement No. 333-137184 registering 200,000 shares of Common Stock reserved for issuance under the Multi-Color Corporation 2006 Director Equity Compensation Plan.

•	Registration Statement No. 333-145667 registering 500,000 shares of Common Stock reserved for issuance under the Multi-Color Corporation 2003 Stock Incentive Plan.

•	Registration Statement No. 333-183181 registering 1,250,000 shares of Common Stock reserved for issuance under the Multi-Color Corporation 2012 Stock Incentive Plan.

On July 1, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of February 24, 2019 (the “Merger Agreement”), by and among the Registrant, W/S Packaging Holdings, Inc., a Delaware corporation (“Parent”), and Monarch Merger Corporation, an Ohio corporation and wholly-owned subsidiary of Parent, the Registrant became a wholly-owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements.

Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant that had been registered for issuance but remain unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on July 1, 2019. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

MULTI-COLOR CORPORATION

By:	/s/ Sharon E. Birkett
Name:	Sharon E. Birkett
Title:	Chief Financial Officer